Exhibit 99.a


04-05
For further information:
Jack Walsh
Director of Investor Relations
Southern Union Company
570/829-8662

                 SOUTHERN UNION ANNOUNCES THIRD QUARTER RESULTS;
             EARNINGS PER SHARE FROM CONTINUING OPERATIONS RISE 22%
            WEB CAST & CONFERENCE CALL SCHEDULED FOR 2 P.M. ET TODAY

         WILKES-BARRE, PA - (BUSINESS WIRE) - APRIL 28, 2004 - Southern Union Company ("Southern Union" or the "Company") (NYSE: SUG) today reported net earnings available for common shareholders from continuing operations (hereafter referred to as "net earnings from continuing operations") of $71,026,000 ($0.96 per common share diluted for outstanding options and warrants, hereafter referred to as "per share") for the three months ended March 31, 2004, compared with net earnings from continuing operations of $46,234,000 ($.79 per share) for the three months ended March 31, 2003. Based on third quarter results and fourth quarter expectations, today the Company also narrowed its fiscal 2004 earnings guidance to $1.35 to $1.40 per share.
         Thomas F. Karam, President and Chief Operating Officer of Southern Union, stated, "We are very pleased with our third quarter performance - a 22% increase in earnings per share over prior year's results. These results were due, in large part, to the continued success of our pipeline and LNG operations, as well as to a strong heating season within most of our utility operations. Our performance to date has benefited from the successful integration of our Panhandle acquisition, which is now nearly complete." He added, "We look forward to the next several years with confidence, as we await the outcome of our Missouri Gas Energy rate case and the completion of our Trunkline LNG expansion projects."
         For the nine months ended March 31, 2004, Southern Union recorded net earnings from continuing operations of $101,737,000 ($1.38 per share) compared with net earnings from continuing operations of $55,567,000 ($.95 per share) for the same period in 2003. The Company's net earnings for the three months ended March 31, 2003 included a gain of $17,665,000 ($.30 per share) on the sale of its Texas Operations. Net earnings for the nine months ended March 31, 2003 included the gain on the sale of the Texas Operations and related discontinued operations of $31,256,000 ($.53 per share).
         In June 2003, Southern Union issued a total of 14.621 million shares of common stock, of which 3.150 million were sold to CMS Energy and 11.471 million were sold to the public (adjusted for the 5% stock dividend distributed on July 31, 2003).
         Contributing factors to fiscal 2004 third quarter performance included:
o In June 2003, Southern Union completed its acquisition of Panhandle Eastern Pipe Line Company and its subsidiaries (collectively, "Panhandle Energy") from CMS Energy; in the three months ended March 31, 2004, Panhandle Energy contributed net earnings of $35,015,000 ($.47 per share).
o For the three months ended March 31, 2004, Southern Union's utility operations experienced weather comparable with the same period in 2003, with the exception of Missouri Gas Energy - which experienced weather that was warmer than normal. For the three months ended March 31, 2004, the Company's utility operations reported increased operating and maintenance expenses, including increased bad debt - due to higher gas costs, and higher labor, pension and medical expenses.
o Interest expense and dividends on preferred securities of subsidiary trust decreased by $3,310,000 ($.03 per share) for the three months ended March 31, 2004, compared with the same period in 2003, excluding interest attributable to Panhandle Energy; the decreased interest expense was primarily due to a $281,911,000 reduction in both debt and preferred securities (other than debt of Panhandle Energy).
         Southern Union will provide additional information about its fiscal 2004 third quarter operating results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission this morning. The Form 8-K is accessible through the Investors section of the Company's web site at www.southernunionco.com.

WEB CAST & CONFERENCE CALL
         Southern Union will host a live web cast and conference call today at 2:00 p.m. Eastern Time to discuss third quarter results and outlook.
         To participate, visit Southern Union's web site at www.southernunionco.com or dial 800-901-5248 (international participants dial 617-786-4512) and enter passcode 83375801. A replay of the call will be available for one week by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 84733587.

ABOUT SOUTHERN UNION COMPANY
         Southern Union Company, headquartered in Wilkes-Barre, Pennsylvania, is engaged primarily in the transportation and distribution of natural gas. Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Trunkline LNG Company and Southwest Gas Storage Company. Collectively, the pipeline assets operate more than 10,000 miles of interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes region. Trunkline LNG, located in Lake Charles, Louisiana, is the nation's largest liquefied natural gas import terminal. Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves nearly one million natural gas end-user customers in Missouri, Pennsylvania, Massachusetts and Rhode Island. For further information, visit www.southernunionco.com.

FORWARD-LOOKING INFORMATION
     This release and other Company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.
     Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth; abnormal weather conditions in the Company's service territories; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to our gas distribution business; new legislation and government regulations and proceedings affecting or involving the Company; unanticipated environmental liabilities; the Company's ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations such as maintenance or repairs, environmental incidents or gas pipeline system constraints; our or any of our subsidiaries debt securities ratings; the economic climate and growth in our industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; the current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions such as any acquisition or divestiture of a business unit or any assets.

Following are the unaudited comparative, summarized financial results of Southern Union Company and Subsidiaries for the three- and nine-month periods ended March 31, 2004 and 2003 (amounts in thousands except shares and per share amounts):



                                                                             THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                                   MARCH 31,                        MARCH 31,
                                                                            2004 (a)      2003 (b)           2004 (a)       2003 (b)
                                                                            --------      --------           --------       --------
Operating revenues .............................................      $      774,579      $535,663      $    1,513,086      $981,477
                                                                      ==============      ========      ==============      ========

Net operating margin (c) .......................................      $      297,892      $161,400      $      707,298      $333,895
                                                                      ==============      ========      ==============      ========

Earnings from continuing operations ............................      $       75,367      $ 46,234      $      110,082      $ 55,567
                                                                      ==============      ========      ==============      ========

Earnings from discontinued operations ..........................      $         --        $ 17,665      $         --        $ 31,256
                                                                      ==============      ========      ==============      ========

Net earnings ...................................................      $       75,367      $ 63,899      $      110,082      $ 86,823
                                                                      ==============      ========      ==============      ========

Net earnings available for common shareholders .................      $       71,026      $ 63,899      $      101,737      $ 86,823
                                                                      ==============      ========      ==============      ========

Netearnings  available for common  shareholders  from continuing  operations per share (d):
     Basic                                                            $         0.99  $       0.81       $        1.42     $    0.98
                                                                      ==============  ============       =============     =========
     Diluted                                                          $         0.96  $       0.79       $        1.38     $    0.95
                                                                      ==============  ============       =============     =========

Net earnings available for common shareholders per share (d):
       Basic                                                          $         0.99  $       1.12      $        1.42   $       1.53
                                                                      ==============  ============      =============   ============
       Diluted                                                        $         0.96  $       1.09      $        1.38   $       1.48
                                                                      ==============  ============      =============   ============
Weighted average shares outstanding (d):
       Basic                                                              71,900,914    57,042,570         71,798,748     56,821,666
                                                                          ==========    ==========         ==========     ==========
       Diluted                                                            74,124,531    58,849,853         73,904,350     58,730,594
                                                                          ==========    ==========         ==========     ==========


(a)  The three-  and  nine-month  periods  ended  March 31,  2004,  include  net earnings from Panhandle Energy of $35,015,000 and $79,897,000, respectively. The three- and nine-month periods ended March 31, 2004, also include non-taxable dividends on preferred stock of $4,341,000 and $8,345,000, respectively.

(b) The three- and nine-month periods ended March 31, 2003, include an after-tax gain on sale of the Company's Texas operations of $17,665,000. The three- and nine-month periods ended March 31, 2003, also include after-tax gains of $3,076,000 and $13,876,000, respectively, on the settlement of the Company's claims related to the Southwest Gas case, which were partially offset by related litigation expense of $310,000 and $3,375,000, respectively, net of tax.

(c) Net operating margin consists of operating revenues less gas purchase costs and revenue-related taxes.

(d) All periods have been adjusted for the 5% stock dividend distributed on July 31, 2003.


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